UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 5, 2008

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 22, 2008, engineering and fabrication personnel from the United States Air Force’s Research Laboratory based at Tyndall Air Force Base, Panama City, Florida, evaluated Torvec’s Ford Tracked Vehicle (FTV) first-hand at our Mount Read facility’s off-road proving grounds.

The evaluation was followed by discussion concerning the Air Force’s need and desire to develop an Advanced Combat Firefighting Vehicle (ACFV), the major breakthrough in tracked vehicle technology represented by the FTV and the interest of the Air Force in engaging with Torvec in a mutually corroborative partnership to create a vehicle capable of unprecedented speed, maneuverability and diverse application of use in the most extreme and inhospitable terrain.

The stated goal of the partnership is to provide the Air Force with a combat firefighting vehicle of unquestioned quality and effectiveness while, at the same time, provide Torvec with additional resources for procuring additional funding for product development and marketing. The goal of the partnership is also to provide Torvec with an avenue for product marketing to a vast consumer base that includes federal, state and foreign governments as well as very significant commercial applications in the private sector.

Within eight days of the meeting, on April 30, 2008, the Program Manager of Robotic Firefighting Technologies, Air Force Research Laboratory at Tyndall confirmed the desire of the Air Force to immediately move forward with the mutual development of the ACFV.

The Project Manager’s letter follows:

Memorandum for: Torvec Inc. (James Gleasman)

Subject: Purchase of Ford Tracked Vehicle

From: David K.

Dear Sir,

I am preparing the paperwork to purchase one Ford Tracked Vehicle (FTV) to be used in the development of an Advanced Combat Firefighting Vehicle (ACFV), please provide a quote on company letterhead with the following provisions:

a.) Ford / Torvec fully tracked vehicle with diesel engine

b.) Cost; $ 100,000

c.) Speeds of 50-60 MPH

d.) Zero turn radius on dry pavement when loaded

e.) Vehicle will have updated heavy duty differentials and drive train components

f.) Load capacity of 3 - 4K lbs

g.) Engineering and manufacturing support for platform modifications based on firefighting program requirements

h.) Repair or replacement of components found to be in need of upgrade to meet combat durability and reliability requirements

As stated in our 22 April 2008 meeting we will provide test facilities to evaluate maximum vehicle capabilities, engineering and fabrication support in developing the firefighting payload and product demonstrations within the DoD and civilian emergency response communities. When our firefighting payload(s) reach maturity you will be provided with the specifications and rights to market the system(s) that we (Air Force Research Laboratory) have developed.

Having evaluated your product first hand with engineering and fabrication personnel we feel that Torvec has developed a breakthrough in tracked vehicle technology, our fabricator with years of experience with tracked vehicles described the FTV as "the most advanced vehicle he has seen to date". We showcased your platform video during at the Air Force Fire Panel where it generated a great deal of interest, I will also be presenting the video to the Aircraft Rescue and Firefighting (ARFF) Sectional Conference to be held in Panama City Florida, May 7-9 2008. The Torvec FTV information will also be displayed on poster boards and video in conjunction with other emerging technologies at the Association of Unmanned Vehicle Systems International (AUVSI) in San Diego California in June 2008.

In order to exploit the present interest in the FTV and create a formal relationship between Applied Research Associates (ARA), and Torvec I am pursuing the creation of a Creative Engineering and Technology Development Agreement (CREDA) and possible participation in the Mentor / Protégée program. These arrangements will allow us to share technical information as we develop your product and provide you additional resources for procuring additional funding for product development and marketing.

Please understand that these agreements may provide for further development and sales potential, however, they are not a guarantee that the DoD or other governmental agency will place orders with Torvec. What they will provide is a source to further develop what we feel is a major breakthrough in tracked vehicle technology, allowing for unprecedented speed, maneuverability and diverse application of use in the most extreme and inhospitable terrain. It will also provide Torvec with an avenue for product advertising and demonstration with a vast consumer base that includes federal, state and foreign governments, not to mention the applications in the private sector.

In conclusion, we feel you have developed an innovative product that best suits the needs and future potential for the ACFV; I look forward working with you.

Regards,

DAIVD K.
Program Manager
Robotic Firefighting Technologies
Air Force Research Laboratory
Tyndall AFB Fl

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

May 5, 2008	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO